For the semi-annual period ended September 30, 2014
File number 811-04710



   SUB-ITEM 77C
   Submission of Matters to a Vote of Security Holders


      An Annual Meeting of Stockholders was held on August 20,
2014. At such meeting the stockholders elected the entire slate of Class I Directors and one Class II Director.


1) Election of Class I Directors:

                           Affirmative          Shares
                           votes cast          Withheld

Michael J. Downey          8,207,389         953,938
Duncan M. McFarland        8,206,576         954,751

   Class II Director:

                           Affirmative          Shares
                           votes cast          Withheld

William G. Tung            8,957,957         203,368